Exhibit 10.19

[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Consulting Service Agreement

Party A: Shenzhen Liaoyuan Commercial Factoring Co., Ltd. (深圳燎原商业保理有限公司)

Party B: Hywin Wealth Management Co., Ltd. (海银财富管理有限公司)

Pursuant to the “Contract Law of the People’s Republic of China” and other relevant laws and regulations, Parties A and B have reached the following Agreement (hereinafter referred to as the “Agreement”) on the basis of the principles of equality, mutual benefit and common development through friendly consultation. Both Parties declare that they have understood and recognized all the contents thereof, agreed to assume their respective rights and obligations, and faithfully perform the Agreement.

Article 1 Cooperation

Party B accepts Party A’s entrustment to provide Party A with consulting services within its business scope, including but not limited to provision of consulting services on investment and other fund demand protection plans, giving recommendations on financing plans, and referring cooperative institutions or individuals.

Article 2 Rights and Obligations

(1) Rights and Obligations of Party A

1. Party A is obliged to provide Party B with the necessary materials and information required for business development, and to ensure the authentically, accuracy, completeness, timeliness and compliance of the materials and information provided.

2. Party A shall conduct its business based on its business scope and formulate its business rules pursuant to relevant laws and regulations. Party A shall cooperate and coordinate for Party B’s service work hereunder.

3. Party A shall pay Party B the corresponding service fees in full and on time as agreed herein.

4. Party A shall be obliged to keep confidential the materials and information of Party B such as trade secrets obtained, and shall not use such materials and information for any purpose other than those specified by Party B or disclose the same to any third party. Party A’s confidentiality obligation shall survive the termination of the Agreement, unless otherwise stipulated by laws and regulations.

(2) Rights and Obligations of Party B

1. Party B shall provide relevant consulting services to Party A pursuant to the terms hereof, and collect service fees on time and in full.

2. Party B is entitled to be aware of necessary business data and information.

3. Party B shall abide by relevant laws and regulations in the course of business.

4. Party B is entitled to obtain the information that Party A should disclose to clients pursuant to the contract, laws, regulations and regulatory requirements, and Party B shall assist in providing such information to its clients on a unified basis.

Article 3 Consulting Service Fees and Payment Methods

The consulting service fee rate hereunder is [***]/year, which shall be calculated and collected according to the transaction amount of the product of [***] (hereinafter referred to as the “Product”) of the investment consulting service provided by Party B, and the collection period shall be the period of product share corresponding to each transaction amount. The period of regular share of the Product shall last for [***] days. However, the period of certain special share may be shorter than that of the regular share during the actual fundraising phase.

The formula for calculation of consulting service fee is as follows:

SC: consulting service fee

r: consulting service fee rate

Pi: transaction amount of the ith contract

Yi: share period of the ith contract

n: a total of n contracts for such product

Party A shall provide the product establishment information form of Party B before the last day of the month after the end of the fundraising, and remit the consulting service fee after verification by both parties to the account of Party B or Party B’s designated payee in a one-off manner.

In the event of early termination of the Contract as a result of market reasons or early termination of specific products decided due to adjustment to the company’s business, or provisional or special open day of the product, or selective redemption clauses of clients, the consulting service fee is no longer refunded.

Article 4 Confidentiality Clauses

1. Both Parties A and B shall be obliged to keep confidential the business information, management technology and other information of the other party obtained in the course of cooperation. Either party shall keep confidential the trade secrets and other confidential materials and information of the other party that come to its knowledge or are within its reach as a result of execution or performance of the Agreement. Without the written consent of the other party, neither party shall disclose, give or transfer such confidential information to any third party.

2. Save for the work required herein, without the prior written consent of the other party, the trademarks, logos, commercial information, technology and other materials of the other party shall not be used or copied without authorization.

3. The confidentiality obligations of both Parties hereunder shall survive the termination of the Agreement. Both Parties still need to abide by the confidentiality clauses hereof and perform their promised confidentiality obligations until the other party agrees to lift such obligations, or in fact it will not cause any kind of damage to the other party as a result of violation of the confidentiality clauses hereof.

Article 5 Force Majeure

In the event that any party is unable to continue to perform the Agreement due to the impact of force majeure factors such as natural factors and national policies, such party shall promptly notify the other party and continue to perform the Agreement after the force majeure factor is eliminated. In the event that the Agreement is indeed unable to be performed due to the impact of force majeure, both Parties A and B may negotiate in writing to terminate the Agreement, and both Parties shall not bear the respective liability for breach of contract.

Article 6 Liability for Breach of Contract

Both Parties A and B shall perform related obligations in strict compliance with the provisions hereof. Any party’s violation of the foregoing provisions hereof shall be deemed as a breach of contract, and the defaulting party shall bear all the losses suffered by the non-defaulting party accordingly (including but not limited to all losses such as direct losses and indirect losses, etc.).

Article 7 Resolution of Disputes

1. The conclusion, entry into force, performance, interpretation, modification, termination and disputes of the Agreement shall be governed by the laws of the People’s Republic of China (for the purpose of the Agreement, Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region are excluded).

2. Disputes related hereto or arising from the performance of the Agreement shall be resolved by both Parties A and B through friendly negotiation. If negotiation fails, either party agrees to file a lawsuit with the People’s Court of Shanghai Pudong New Area.

Article 8 Miscellaneous

1. Matters uncovered herein shall be negotiated by both Parties A and B and a supplemental contract shall be executed in writing. The supplemental contract shall have the same legal effect as the Agreement, and is an integral part hereof.

2. The Agreement shall become effective upon execution by both Parties.

3. The Agreement is executed in duplicate, with each party holding one copy, which has the same legal effect.

(The following is intentionally left blank)

(This page is intentionally left blank, which serves as the signing page of the “Consulting Service Agreement”)

Party A (Seal): (Seal of Shenzhen Liaoyuan Commercial Factoring Co., Ltd. (深圳燎原商业保理有限公司))

Party B (Seal): Hywin Wealth Management Co., Ltd. (海银财富管理有限公司)

(Seal of Hywin Wealth Management Co., Ltd. (海银财富管理有限公司))

Date of signing: (DD MM YY)

Location: Pudong New District, Shanghai